                                                                    EXHIBIT 11



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Gabelli Global Telecommunications Fund,
The Gabelli Global Entertainment and Media Fund,
The Gabelli Global Growth Fund,
The Gabelli Global Interactive Couch Potato Fund,
The Gabelli Global Convertible Securities Fund each a Series of Gabelli Global Series Funds, Inc.


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 7 to Registration Statement No. 33-66262 on Form N-1A of our Report of Independent Auditors dated February 27, 1997, accompanying the financial statements.

We also consent to the use of our name under the headings "Financial Highlights" and "Independent Auditors" in the Prospectus, and "Counsel and Independent Auditors" in the Statement of Additional Information, which is also part of such Registration Statement.


GRANT THORNTON LLP

New York, New York
April 25, 1997